Exhibit 99.1

For Immediate Release
July 28, 2008

Contact: Mark Garwood President / CEO Tamalpais Bancorp 415-526-6400

Tamalpais Bancorp Announces Quarterly Cash Dividend

San Rafael, CA, July 28, 2008 — Tamalpais Bancorp (the “Company”) (NASDAQ:TAMB), the parent company for Tamalpais Bank and Tamalpais Wealth Advisors, today reported that the Company’s Board of Directors has declared a cash dividend of $0.055 per share. The dividend will be paid on August 29, 2008 to shareholders of record as of August 15, 2008. The $0.055 dividend matched the previous dividend declared in May 2008, is 10% higher than the dividend declared in January 2008 and October 2007, and is 22% higher than the $.045 dividend declared in July and April 2007.

“The continued quarterly dividend complements our second quarter financial results, which included record earnings and loan portfolio growth, a widening net interest margin, and minimal nonperforming assets,” said Mark Garwood, President/CEO. “This dividend is a recognition of our past performance and demonstrates management’s and the Board of Directors’ commitment to our future success.”

About Tamalpais Bancorp

Tamalpais Bancorp, through its wholly owned subsidiaries Tamalpais Bank and Tamalpais Wealth Advisors, offers business and consumer banking through its seven Marin County full service branches and two Northern California loan production offices, and wealth advisory services to high net worth families and institutional clients. The Company had $649 million in assets and $283 million in assets under management as of June 30, 2008. Shares of the Company’s common stock are traded on the NASDAQ Capital Market System under the symbol TAMB.

Tamalpais Bancorp
Press Release
July 28, 2008

This news release contains forward-looking statements with respect to the financial condition, results of operation and business of Tamalpais Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality, changes in securities or financial markets, and certain operating efficiencies resulting from the operations of Tamalpais Bank and Tamalpais Wealth Advisors. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressure among financial services companies increases significantly; (2) changes in the interest rate environment reduce interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; (4) legislation or regulatory requirements or changes adversely affect the businesses in which the consolidated organization is or will be engaged;(5) the ability to satisfy the requirements of the Sarbanes-Oxley Act and other regulations governing internal controls; (6) volatility or significant changes in the equity and bond markets which can affect overall growth and profitability of our wealth management business, and (7) other risks detailed in the Tamalpais Bancorp filings with the Securities and Exchange Commission. When relying on forward-looking statements to make decisions with respect to Tamalpais Bancorp, investors and others are cautioned to consider these and other risks and uncertainties. Tamalpais Bancorp disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.